Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated May 21, 2021, except for the effects of the restatement disclosed in Note 2 and the subsequent event disclosed in Note 11 paragraph 5, as to which the date is December 7, 2021 relating to the consolidated financial statements of VPC Impact Acquisition Holdings which is contained in that Prospectus, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC
New York, New York
December 8, 2021